EXHIBIT (J)(1-A)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As Independent Public Accountants, we hereby consent to the incorporation by reference of our report dated November 30, 2001 (except as discussed in Note 10 to such financial statements, to which the date is December 10, 2001), on our audit of the financial statements and the financial highlights of the North Track Funds (comprising the Tax-Exempt, Government, S&P 100 Plus, Achievers, PSE Tech 100 Index and Managed Growth Funds), and to all references to our firm, included in or made a part of this Form N-1A Registration Statement, Post-Effective Amendment No. 62.

ARTHUR ANDERSEN LLP
/s/  Arthur Andersen LLP
Milwaukee, Wisconsin
February 28, 2002